THE ALGER ETF TRUST

CERTIFICATE OF DESIGNATION

The undersigned, being the Initial and currently sole Trustee of The Alger ETF Trust (the “Trust”), a trust with transferable shares of the type commonly called a Massachusetts business trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Section 6.1 and Section 9.3 of the Agreement and Declaration of Trust dated March 24, 2020 (hereinafter referred to as the “Declaration of Trust”), the Declaration of Trust is amended as follows:

1. Initial Series.

There is hereby established and designated as a Series of the Trust the Alger Focus Fund (the “Initial Series”). The beneficial interest in the Initial Series shall be divided into Shares having a nominal or par value of one mill ($.001) per Share, of which an unlimited number may be issued, which Shares shall represent interests only in the Initial Series. The Trustees shall have authority from time to time to authorize Classes of Shares for the Initial Series (each of which Classes shall represent interests only in the Initial Series) as they deem necessary and desirable. Initially, there shall be a single non-denominated Class of Shares of the Initial Series. The Shares of the Initial Series, and the Classes thereof, shall have the additional relative rights and preferences, shall be subject to the liabilities, shall have the other characteristics, and shall be subject to the powers of the Trustees, all as set forth in Article 6 of the Declaration of Trust, as from time to time in effect. Without limitation of the foregoing sentence, each Share of such Series representing the beneficial interest of the Initial Series shall be redeemable, shall be entitled to one vote, or a ratable fraction of one vote in respect of a fractional Share, as to matters on which Shares of such Series shall be entitled to vote, and shall represent a share of the beneficial interest of the Initial Series, all as provided in the Declaration of Trust.

2. Amendment.

Subject to the provisions and limitations of Section 9.3 of the Declaration of Trust and applicable law, this Certificate of Designation may be amended by an instrument signed in writing by a Majority of the Trustees (or by an officer of the Trust pursuant to the vote of a Majority of the Trustees), provided that, if any amendment hereto requires the authorization of the Shareholders of the Initial Series as provided in Section 7.1 of the Declaration of Trust, such amendment shall be adopted by an instrument signed in writing by a Majority of the Trustees (or any officer of the Trust pursuant to the vote of a Majority of the Trustees) when authorized to do so by the vote in accordance with Section 7.5 of the Declaration of Trust of the holders of the Shares of the Initial Series outstanding and entitled to vote.

The Initial Trustee further directs that, upon the execution of this Certificate of Designation, the Trust, as contemplated by Section 9.4 of the Declaration of Trust, shall take all necessary action to file a copy of this Certificate of Designation with the Secretary of the Commonwealth of Massachusetts and at any other place required by law or by the Declaration of Trust.

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IN WITNESS WHEREOF, the undersigned has set his hand and seal this 24th day of March 2020.

/s/ John Hunt
John Hunt
Initial Trustee

ACKNOWLEDGEMENT

Commonwealth of Massachusetts	)
):ss
County of Suffolk	)

March 24, 2020

Then personally appeared the above named John Hunt and acknowledged the foregoing instrument to be his free act and deed.

Before me,

/s/ Diane G. Stachowski

Notary Public
My Commission Expires: August 12, 2022